UMB SCOUT FUNDS, ON BEHALF OF
                             UMB SCOUT MID CAP FUND

                   FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

      Agreement, made effective as of the 31st day of October 2006, by and between UMB SCOUT FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its UMB SCOUT MID CAP FUND series (the "Fund"), and SCOUT INVESTMENT ADVISORS, INC., a Missouri corporation (the "Advisor").

      The Advisor hereby agrees to reduce all or a portion of its advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Fund, to the extent necessary so that the Fund's Total Annual Operating Expenses, for a period commencing on the date of this Agreement through October 31, 2007, do not exceed 1.40% of average daily net assets for the Fund

      If the Fund's Total Annual Operating Expenses are below 1.40%, the Trust, on behalf of the Fund, may reimburse the Advisor for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Fund's Total Annual Operating Expenses to exceed 1.40%. The Fund is not obligated to reimburse the Advisor for waived fees or expenses that were assumed by the Advisor more than thirty-six months prior to the date of any such reimbursement.

      This Agreement may not be assigned by the Advisor without the prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the Advisory Agreement or in the event of merger or liquidation of the Fund.

      The parties hereto have caused this Agreement to be executed on the 13th day of October 2006.


                                       UMB SCOUT FUNDS

                                       By: /s/ C. Warren Green
                                           -------------------------------------

                                       Name and Title: C. Warren Green,
                                       Treasurer & Principal Financial Officer


                                       SCOUT INVESTMENT ADVISORS, INC.

                                       By: /s/ Gary DiCenzo
                                           -------------------------------------
                                       Name and Title: Gary DiCenzo, Exec. Vice
                                       President